Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Record Quarterly Revenue of $7.7 Million For The Fourth Quarter Ended April 30, 2019
Record Annual Revenue of $27 Million

Hackensack, NJ – July 15, 2019 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the fourth fiscal quarter and 12 months ended April 30, 2019.

Fiscal Year 2019 Financial and Recent Business Highlights:

•	Record annual revenue of $27.1 million, an increase of 34% year-over-year

•	Record quarterly revenue of $7.7 million, an increase of 57% year-over-year

•	Launched ex-vivo platform and clinical flow services

•	Forecast of revenue growth of 15% - 30% in FY 2020

Ronnie Morris, CEO of Champions, commented, “we’ve completed another year having achieved significant accomplishments for the Company. We’ve grown our year over year revenue by 34%, recorded annual profitable results while also adding to our product line by launching our ex-vivo platform and flow cytometry services. Expanding our suite of services is an important step in our long-term growth strategy for the Company.”

David Miller, CFO of Champions added, “Our record quarterly and annual revenue demonstrates the continued strength in our core business lines. As we look ahead to fiscal year 2020, our PDx services will lead our anticipated revenue growth while sales of flow cytometry will set the stage for sustained financial success over the long term.”

Fourth Fiscal Quarter Financial Results

For the fourth quarter of fiscal 2019, revenue increased 56.8% to $7.7 million compared to $4.9 million for the fourth quarter of fiscal 2018. The overall increase in revenue is due to the continuing increase in sales, both in number and size of studies, expanding our customer base, and demand for our services. Total costs and operating expenses for the fourth quarter of fiscal 2019 were $7.8 million compared to $5.5 million for the fourth quarter of fiscal 2018, an increase of $2.3 million or 42.0%.

For the fourth quarter of fiscal 2019, Champions reported loss from operations of $117,000, which includes $143,000 in stock-based compensation and $174,000 in depreciation, an improvement of $477,000, compared to the loss from operations of $594,000, inclusive of $172,000 in stock-based

Exhibit 99.1

compensation and $110,000 depreciation expense, in the fourth quarter of fiscal 2018. Excluding stock-based compensation and depreciation, Champions reported income from operations for the quarter of $200,000, an improvement of $512,000 compared to a loss of $312,000 in the year ago period.

Cost of oncology solutions was $4.3 million for the three months ended April 30, 2019, an increase of $1.5 million, or 52.6% compared to $2.8 million for the three months ended April 30, 2018. The increase in cost of sales was primarily due to an increase resulting from study volume as evidenced by the growth in revenue; and, approximately $500,000 in expenses due to repeating studies. For the three months ended April 30, 2019, gross margin was 44.3% compared to 42.7% for the three months ended April 30, 2018. The gross margin in the fourth quarter of fiscal 2019 was impacted by the additional expenses related to study delays.

Research and development expense was $1.2 million for the three months ended April 30, 2019 an increase of $154,000, or 14.1% compared to $1.1 million in the prior year. The increase is due to costs associated with the development of our ex-vivo and flow products. Sales and marketing expense for the three months ended April 30, 2019 was $918,000, an increase of $203,000, or 28.4% compared to $715,000 for the three months ended April 30, 2018. The increase is mainly due to an increase in salaries. General and administrative expense was $1.37 million for the three months ended April 30, 2019 compared to $888,000 for the three months ended April 30, 2018, an increase of $479,000 or 53.9%. The increase is mainly due to an increase in salaries and professional fees.

Year-to-Date Financial Results

For the twelve months of fiscal 2019, revenue increased 33.7% to $27.1 million, as compared to $20.2 million for the twelve months of fiscal 2018. For the twelve months of fiscal 2019, total operating expenses increased 24.1% to $26.8 million, as compared to $21.6 million for the twelve months of fiscal 2018.

For the twelve months ended April 30, 2019, Champions reported income from operations of $270,000, which includes $649,000 in stock-based compensation and $606,000 in depreciation, an improvement of $1.6 million, compared to the loss from operations of $1.4 million, inclusive of $1.0 million in stock-based compensation and $360,000 depreciation, for the twelve months ended April 30, 2018. Excluding stock-based compensation and depreciation, Champions reported operating income of $1.5 million for the twelve months ended April 30, 2019.

Net cash provided by operations was $1.9 million for the twelve months ended April 30, 2019 compared to the net cash used in operations of $1.2 million for the twelve months ended April 30, 2019, an increase of $3.1 million. The increase in cash is the result of our sales growth.

Cost of oncology solutions was $14.3 million for the twelve months ended April 30, 2019 compared to $10.6 million for the twelve months ended April 30, 2018, an increase of $3.7 million or 35.2%. The increase in cost of sales was due to an increase in salary and mice costs resulting from the increase in study volume along with expenses from repeating studies. Gross margin was 47.3% for the twelve months ended April 30, 2019 compared to 47.9% for the twelve months ended April 30, 2018.

Research and development expense was $4.8 million for the twelve months ended April 30, 2019 an increase of $397,000, or 9.0% compared to $4.4 million for the twelve months ended April 30, 2018. The increase was due to the costs associated with the development of new products. Sales and marketing expense for the twelve months ended April 30, 2019 was $3.1 million, an increase

Exhibit 99.1

of $486,000, or 18.9% compared to $2.6 million for the twelve months ended April 30, 2018. The increase is mainly due to commissions paid to the business development team on bookings. General and administrative expense was $4.7 million for the twelve months ended April 30, 2019, an increase of $607,000 or 14.9% compared to $4.1 million for the twelve months ended April 30, 2018. The increase was mainly due to an increase in recruiting and salary expenses.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its fourth quarter financial results. To participate in the call, please call 877-407-8035 (domestic) or 201-689-8035 (international) ten minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Monday July 29, 2019 in the Company’s Form 10-K at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP to non-GAAP Net Income (Loss) (Unaudited) for an explanation of the amounts excluded to arrive at non-GAAP net income (loss) and related non-GAAP net income (loss) per share amounts for the three and twelve months ended April 30, 2019 and 2018. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and non-GAAP income (loss) per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive income (loss) per share amounts as non-GAAP net income (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net income (loss) and non-GAAP diluted income (loss) per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions

Exhibit 99.1

Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2018 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2019	2018	2019	2018
Net income (loss) - GAAP	$(252)	$(632)	$128	$(1,476)
Less:
Stock-based compensation	143	172	649	1,034
Net income (loss) - non-GAAP	$(109)	$(460)	$777	$(442)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2019	2018	2019	2018
EPS – GAAP, basic and diluted	$(0.02)	$(0.06)	$0.01	$(0.13)
Less:
Effect of stock-based compensation on EPS	$0.01	$0.02	$0.06	$0.09
EPS - non-GAAP, basic and diluted	$(0.01)	$(0.04)	$0.07	$(0.04)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2019	2018	2019	2018
Oncology services revenue	$7,718	$4,922	$27,067	$20,241

Costs and operating expenses:
Cost of oncology services	4,302	2,819	14,265	10,553
Research and development	1,248	1,094	4,798	4,401
Sales and marketing	918	715	3,056	2,570
General and administrative	1,367	888	4,678	4,071
Income (loss) from operations	$(117)	$(594)	$270	$(1,354)
Other expense	(33)	(24)	(39)	(89)
Net income (loss) before provision for income taxes	$(150)	$(618)	$231	$(1,443)
Provision for income taxes	102	14	103	33
Net income (loss)	$(252)	$(632)	$128	$(1,476)

Net income (loss) per common share outstanding
basic	$(0.02)	$(0.06)	$0.01	$(0.13)
and diluted	$(0.02)	$(0.06)	$0.01	$(0.13)

Weighted average common shares outstanding
basic	11,615,049	11,002,219	11,340,184	10,991,105
and diluted	11,615,019	11,002,219	14,096,117	10,991,105

Condensed Consolidated Balance Sheets as of

	April 30, 2019	April 30, 2018
Cash	$3,237	$856
Accounts receivable	4,377	3,917
Prepaid expenses and other current assets	308	287
Total current assets	7,922	5,060

Restricted cash	—	150
Property and equipment, net	2,546	2,083
Other long term assets	128	116
Goodwill	669	669
Total assets	$11,265	$8,078
Accounts payable and accrued liabilities	3,987	2,723
Current portion of capital lease	16	26
Deferred revenue	4,022	4,704
Total current liabilities	8,025	7,453
Other non-current liabilities	1,002	622
Stockholders’ equity	2,238	3
Total liabilities and stockholders’ equity	$11,265	$8,078

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended April 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$128	$(1,476)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation expense	636	1,004
Issuance of common stock for services	13	30
Depreciation and amortization expense	606	360
Deferred compensation	—	7
Allowance for doubtful accounts	71	(44)
Deferred rent	397	454
Changes in operating assets and liabilities	11	(1,561)
Net cash provided by (used in) operating activities	1,862	(1,226)

Cash flows from investing activities:
Purchases of property and equipment	(834)	(1,229)
Gain on disposal of fixed assets	—	3
Net cash used in investing activities	(834)	(1,226)

Cash flows from financing activities:
Capital lease payments	(262)	(25)
Proceeds from exercise of options and warrants	1,465	38
Net cash provided by financing activities	1,203	13

Increase (decrease) in cash and restricted cash	2,231	(2,439)
Cash and restricted cash, beginning of period	1,006	3,445
Cash and restricted cash, end of period	$3,237	$1,006

Non-cash investing activities:
Purchased equipment under capital lease	235	—